UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934
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Invacare Corporation

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SUPPLEMENT TO PROXY STATEMENT
For
THE 2020 ANNUAL MEETING OF STOCKHOLDERS
To Be Held On May 21, 2020

This supplement to proxy statement (this “Supplement”), dated May 15, 2020, supplements the definitive proxy statement (the “Proxy Statement”) filed by Invacare Corporation (the “Company”) with the U.S. Securities and Exchange Commission (the “SEC”) on April 13, 2020 and made available to the Company’s shareholders in connection with the solicitation of proxies by the Board of Directors of the Company (the “Board”) for the 2020 Annual Meeting of Shareholders (the “Annual Meeting”), scheduled to be held at the Company’s Headquarters, One Invacare Way, Elyria, Ohio on Thursday, May 21, 2020, at 8:30 A.M. EDT. This Supplement is being filed with the SEC and made available to shareholders on or about May 15, 2020. Holders of the Company’s common shares and Class B common shares of record as of the close of business on Friday, March 23, 2020 are entitled to vote at the Annual Meeting.

Dear Shareholders,

We are reaching out to you in connection with Invacare Corporation’s upcoming Annual Meeting scheduled for May 21, 2020. Among the ballot items up for a vote, which are described in more detail in our definitive proxy statement filed on April 13, 2020, we are also requesting your support on Proposal #2 to approve additional shares under our 2018 Equity Compensation Plan.

The additional shares we are requesting under Proposal #2 are a vital part of our compensation strategy. Equity compensation is a key tool for driving the performance needed for a successful turnaround and retaining talented executives during challenging times. We have worked diligently to use equity plan shares prudently, taking due care to make awards at levels that are consistent with those made by our peers and managing dilution.

We are pleased that independent advisory firm Glass Lewis & Co. supports the amendment to the plan and believes the cost of the plan is prudent among our healthcare equipment industry peers. We are also aware of Institutional Shareholder Services’ adverse recommendation on the amendment based on ISS’ dilution calculation. We note that ISS’ evaluation of the plan’s estimated cost, the plan features and our equity grant practices have resulted in a score that would have otherwise led to a favorable ISS recommendation.

We believe that an appropriate dilution analysis should account for the fungible share counting method in our equity plan. Under our equity plan, every one share issued under a “full value” award, such as performance shares or restricted stock, counts as two shares against the total number of shares available under the plan, as noted in page 32 of the proxy statement. Invacare’s LTI program uses, and since 2014 has almost exclusively used, full value awards, rather than options. Thus, when counting existing shares available for grant and new shares requested at one-half value based on the plan terms, the actual dilution is expected to be approximately 18%, which is well below the limit ISS has used as its basis for its negative vote recommendation.

We believe that approval of Proposal #2 is in the best interests of the company and its shareholders:

▪	Dilution is managed through the use of full value awards instead of options, which would result in approximately 18% dilution based on the fungible share counting method in the plan.

▪	ISS evaluation of the plan’s estimated cost, plan features and equity grant practices resulted in a score which would have otherwise been sufficient for a favorable ISS recommendation.

▪	Over 50% of named executive officer compensation is equity-based, which strengthens alignment with shareholder interests.

▪	70% of executive officer annual equity grants are performance based which strengthens the alignment of executive pay and company performance as illustrated on page 61 of the proxy statement.

▪	The equity compensation program is broad-based with grants made on a global scale to approximately 80 individuals.

▪	The equity plan has shareholder-friendly governance features.

The Board continues to recommend you cast your vote FOR all proposals, including Proposal #2. If you have already returned your proxy or voting instruction card or provided voting instructions, you may change your vote. For all of the reasons discussed in this letter and in the proxy statement, we hope to gain your full support for Proposal #2 and the other proposals in the proxy statement.

We thank you for the time you have focused on this matter and your careful consideration of this proposal. Should you have any questions or wish to discuss, please contact the undersigned at alaplaca@invacare.com.

Sincerely,
/s/ Anthony C. LaPlaca
Anthony C. LaPlaca
Senior Vice President, General Counsel and Secretary